FOR IMMEDIATE RELEASE: CONTACT: Mark C. Krebs Director of Investor Relations Tel: 410-772-5160 Toll-Free: 866-438-1088 Investors@FieldstoneInvestment.com	Exhibit 99.1 FIELDSTONE INVESTMENT CORPORATION 11000 Broken Land Parkway Columbia, Maryland 21044 www.FieldstoneInvestment.com

Fieldstone Investment Corporation
Announces Further Operations Consolidation

Columbia, Maryland; April 6, 2007 - Fieldstone Investment Corporation (Nasdaq:FICC), a mortgage banking company that originates, sells, and invests primarily in non-conforming single-family residential mortgage loans, today announced that it plans to reduce the number of wholesale operations centers from nine to three and to close nine of its smaller retail branch offices. By continuing to consolidate into fewer, larger operations centers, Fieldstone expects to reduce its operation costs and improve its efficiencies in 2007. Fieldstone will continue to maintain a local sales force to serve brokers in the markets in which its wholesale operations centers are closing. In addition, Fieldstone intends to make proportional adjustments in its corporate home office staff. In all, Fieldstone expects the operations consolidation and retail branch closings to reduce its workforce by approximately 125 persons, or 14 percent of its workforce and is currently evaluating the size of the home office staff reductions.

Subject to completion of any necessary legal notices and requirements, implementation of the consolidation of operations will begin immediately. Fieldstone expects to conclude the consolidations and workforce reductions during the second quarter of 2007. Fieldstone expects to take a pre-tax charge of approximately $550,000 in the first quarter of 2007 related to these consolidations and is evaluating the timing and amount of the pre-tax charge with respect to the home office workforce reductions.

About Fieldstone Investment Corporation

Fieldstone Investment Corporation owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company, and has elected to be a real estate investment trust for federal income tax purposes. Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country. Fieldstone is headquartered in Columbia, Maryland.

Information Regarding Forward-Looking Statements

Certain matters discussed in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws including the ability of Fieldstone to reduce its operation costs and improve its efficiencies in 2007 as a result of the consolidation of its operations centers and Fieldstone's expected pre-tax charge in the first quarter of 2007. These statements are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone's ability to control or predict, including but not limited to (i) Fieldstone's ability to successfully consolidate its operations centers and realize cost savings; (ii) Fieldstone's ability to implement or change aspects of its portfolio strategy; (iii) interest rate volatility and the level of interest rates generally; (iv) the sustainability of loan origination volumes and levels of origination costs; (v) compliance with the covenants in Fieldstone's credit and repurchase facilities and continued availability of credit facilities for the liquidity it needs to support its origination of mortgage loans; (vi) the ability to sell or securitize mortgage loans on favorable economic terms; (vii) deterioration in the credit quality of Fieldstone's loan portfolio; (viii) the nature and amount of competition; (ix) deterioration in the performance of Fieldstone's loans sold and the related repurchase activity; (x) the impact of changes to the fair value of Fieldstone's interest rate swaps on its net income, which will vary based upon changes in interest rates and could cause net income to vary significantly from quarter to quarter; and (xi) other risks and uncertainties outlined in Fieldstone's periodic reports filed with the Securities and Exchange Commission. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section. We undertake no obligation to update or publicly release any revisions to forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

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